As filed with the Securities and Exchange Commission on August 12, 2011
Registration No. 333- 158418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-11
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHCARE TRUST OF AMERICA, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478	20-4738467
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Scott D. Peters
Chief Executive Officer, President and Chairman
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(480) 998-3478
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Lesley H. Solomon
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Explanatory note: This registration statement (Registration No. 333-158418) for the issuer’s primary offering and distribution reinvestment plan offering was first declared effective by the Securities and Exchange Commission, or the SEC, on March 19, 2010. On July 18, 2011, the issuer filed post-effective amendment no. 4 to de-register the unsold shares in the primary offering. This post-effective amendment no. 5 to Form S-11 on Form S-3 amends the issuer’s registration statement to make it a distribution reinvestment plan-only registration statement.

PROSPECTUS

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
21,052,632 Shares

We are a fully integrated, self-administered and self-managed Maryland corporation formed to invest in a diversified portfolio of medical office buildings and healthcare-related facilities.

We have established an amended and restated distribution reinvestment plan, or the DRIP, designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash distributions on all of their shares for reinvestment in more shares through the DRIP. Some of the significant features of the DRIP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting all of their cash distributions in shares of common stock under the DRIP.

•	The purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 18 months subsequent to the close of our last public offering of shares, prior to the potential listing of the shares of our common stock on a national securities exchange, or a Listing. We stopped offering shares in our follow-on offering on February 28, 2011, except for the DRIP, and therefore currently anticipate that we will establish a per share valuation for our shares by August 28, 2012. After we publish such valuation, participants in the DRIP may acquire shares at 95% of the per share valuation determined by the Company or another firm chosen for that purpose until a Listing. From and after the date of a Listing, participants may acquire shares at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded.

•	Stockholders may participate in the DRIP by completing and executing an enrollment form. Enrollment forms are attached as part of Exhibit A to this prospectus and may be obtained at any time by calling Healthcare Trust of America, Inc. at (480) 998-3478 or by writing to us at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254. If you are already enrolled in the DRIP, no action is required.

•	You may discontinue reinvestment of distributions under the DRIP with respect to all, but not less than all, of your shares at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRIP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least 10 days prior to the next investment date.

•	We may offer up to $200,000,000 of shares pursuant to the DRIP in this offering; provided, however, that our board of directors may, in its sole discretion, terminate the DRIP or amend any aspect of the DRIP without the consent of DRIP participants or other stockholders, other than an amendment to terminate a participant’s right to withdraw from the DRIP, by providing written notice to participants in the plan at least 10 days prior to the effective date.

•	Cash distributions are still taxable even though they will be reinvested in shares of our common stock pursuant to the DRIP.

•	There is no public trading market for our shares, and there can be no assurance that a market will develop in the future.

This investment involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus, as well as under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in shares of our common stock.

Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities, passed on or endorsed the merits of this offering or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the cash benefit or tax consequence you will receive from an investment in shares of our common stock is prohibited.

	Number of
	Shares Being	Offering Price	Maximum Proceeds
	Offered	Per Share	(Before Expenses)

Common Stock, $0.01 par value per share	21,052,632	$9.50	$200,000,000

The date of this prospectus is August 12, 2011

Suitability Standards

The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There currently is no public market for our shares. Therefore, it likely will be difficult for you to sell your shares and, if you are able to sell your shares, it is likely you would sell them at a substantial discount. You should not buy these shares if you need to sell them immediately, will need to sell them quickly in the future or cannot bear the loss of your entire investment.

In consideration of these factors, we have established suitability standards for all stockholders, including subsequent transferees. These suitability standards require that investors have either:

•	a net worth of at least $250,000; or

•	an annual gross income of at least $70,000 and a net worth of at least $70,000.

For purposes of determining suitability of an investor, in all cases net worth and liquid net worth should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Some states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.

Alabama — Investors must represent that their liquid net worth equals at least 10 times their investment in this program and other similar programs and that they meet the above suitability standards.

California — Investors must have either: (i) a net worth of least $250,000; or (ii) an annual gross income of at least $85,000 and a net worth of at least $150,000. An investor’s investment in our common stock may not exceed 10% of that investor’s net worth. Additionally, the exemption for secondary trading under California Corporation Code Section 25104(h) will not be available to investors, although other exemptions may be available to cover private sales by the bona fide owner of shares for his or her or its own account without advertising and without being effected through a broker dealer in a public offering.

Iowa — Investors must have either: (i) a net worth of least $350,000; or (ii) an annual gross income of at least $70,000 and a net worth of at least $100,000.

Kansas — It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Kentucky, Michigan and Tennessee — An investor’s investment in our common stock may not exceed 10% of that investor’s liquid net worth.

Ohio — An investor’s investment in us and our affiliates may not exceed 10% of that investor’s liquid net worth.

Oregon — An investor’s investment in us and our affiliates may not exceed 10% of that investor’s liquid net worth.

Pennsylvania — An investor’s investment in our common stock may not exceed 10% of that investor’s net worth.

In the case of sales to fiduciary accounts (such as an individual retirement account, or IRA, Keogh Plan, or pension or profit sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the person who directly or indirectly supplied the funds for the purchase of the shares if that person is the fiduciary. In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor.

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These suitability standards are intended to help ensure that, given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our shares are an appropriate investment for those of you who become stockholders. We and each person selling shares on our behalf, including participating broker-dealers, must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder.

Each participating broker-dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for each stockholder for a period of six years. Our subscription agreement requires you to represent that you meet the applicable suitability standards. We will not sell any shares to you unless you are able to make these representations.

You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code

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Prospectus Summary

Healthcare Trust of America, Inc.

We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT. We acquire, own and operate medical office buildings and healthcare-related facilities. Since January 2007, we have been an active, disciplined buyer of medical office buildings and healthcare-related facilities, acquiring properties with an aggregate purchase price of approximately $2.3 billion over a period of four years. We are one of the largest owners of medical office buildings in the United States. Our portfolio is primarily concentrated within major U.S. metropolitan areas and located primarily on or adjacent to (within a 1/4 mile) the campuses of nationally recognized healthcare systems.

As of March 31, 2011, our portfolio consisted of 242 medical office buildings and other healthcare-related facilities, as well as two other real estate-related assets. This includes both our operating properties and those classified as held for sale at March 31, 2011. Our portfolio contains approximately 11.1 million square feet of gross leasable area, or GLA, with an average occupancy rate of approximately 91% (unaudited). Approximately 74% of our portfolio (based on GLA) is located on or adjacent to a healthcare system campus and approximately 81% of our off campus portfolio is anchored by a healthcare system. Our portfolio is diversified geographically, across 25 states, with no state having more than 12% of the GLA of our portfolio.

We invest primarily in medical office buildings based on fundamental healthcare and real estate economics. Medical office buildings serve a critical role in the national healthcare delivery system, which itself serves a fundamental need in our society. We believe there are key dynamics within the healthcare industry that work to increase the need for, and the value of, medical office buildings. As hospital and other healthcare-related facilities and physicians continue to collaborate, an increasing number of healthcare services will be undertaken in medical offices. Further, the performance of office-based services will play a key role in providing quality healthcare while also allowing for the recognition of cost efficiencies. In addition, as the emphasis within the healthcare industry moves toward preventative care, rather than responsive care, we expect that more of such care will be undertaken at medical offices.

Another key reason that we invest in medical office buildings is the potential for higher returns with lower vacancy risk. Like traditional commercial office property, as we renew leases and lease new space, we expect that the recovering economy will allow us to earn higher rents. Unlike commercial office space, however, medical office tenants, primarily, physicians, hospitals and other healthcare providers, typically do not move or relocate, thus providing for stable tenancies and an ongoing demand for medical office space.

We are a Maryland corporation, formed in April 2006. Since then, we have raised equity capital to finance our real estate investment activities through two public offerings of our common stock. Our offerings raised an aggregate of approximately $2.2 billion in gross offering proceeds based on subscriptions received and accepted on shares of our common stock through March 31, 2011, excluding proceeds associated with shares issued under our DRIP. We announced the termination of our follow-on offering, which commenced in March 2010, in December 2010 and we stopped offering shares on February 28, 2011, except for sales of shares pursuant to the DRIP. We were initially externally sponsored and advised by Grubb & Ellis Company and its affiliates. We changed our business model and became self-managed in the third quarter of 2009.

Our principal executive offices are located at 16435 North Scottsdale Road, Suite 320, Scottsdale, AZ 85254 and our telephone number is (480) 998-3478. We maintain a web site at www.htareit.com at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this filing.

Terms of the Offering

We are offering a maximum of 21,052,632 shares of our common stock to our existing stockholders pursuant to the DRIP. As of August 1, 2011, 11,148,471 shares remained available for issuance pursuant to the DRIP. The purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 18 months subsequent to the close of our last public offering of shares, prior to a Listing. We stopped offering shares in our follow-on offering on February 28, 2011, except for the DRIP, and therefore, we currently anticipate that we will establish a per share valuation for our shares by August 28, 2012. After we publish such valuation, participants in the DRIP may acquire shares at 95% of the per share valuation determined by the Company or another firm chosen for that purpose until a Listing. From and after the date of a Listing, participants may acquire shares at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded.

We may offer up to $200,000,000 of shares pursuant to the DRIP in this offering. Our board of directors may, in its sole discretion, terminate the DRIP or amend any aspect of the DRIP without the consent of DRIP participants or other stockholders, provided that written notice of any material amendment is sent to DRIP participants at least 10 days prior to the effective date thereof and provided that we may not amend the DRIP to terminate a participant’s right to withdraw from the DRIP. You will be notified if the DRIP is terminated or materially amended. The board also may terminate any participant’s participation in the DRIP at any time by notice to such participant if continued participation will, in the opinion of the board, jeopardize our status as a REIT under the Code.

This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

This prospectus describes the DRIP, which is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. Regardless of your participation in the DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Our board of directors may terminate the DRIP in its discretion at any time upon 10 days’ written notice to DRIP participants.

Use of Proceeds

The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, the repurchase of shares pursuant to our share repurchase plan, working capital, investment in real estate and repayment of debt. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $91,160 (or less than 0.05% of the maximum DRIP proceeds).

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRIP.

Governing Law

The terms and conditions of the DRIP and its operation will be governed by the laws of the State of Maryland.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2010 and all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These documents contain information about us which supplements the information in this prospectus. This prospectus does not incorporate by reference documents deemed “furnished” rather than “filed” with the SEC. See “Incorporation of Certain Information by Reference.”

Risk Factors

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act, which are incorporated by reference into this prospectus, as amended and supplemented, and the risk discussed below.

Our operations have historically resulted in net losses, which may make our future performance and the performance of an investment in our shares difficult to predict. In addition, investors who purchase shares of our common stock in this offering may incur an immediate dilution in the net book value per share of our common stock from the price paid in this offering. Investors purchasing common shares in this offering may experience further dilution if we issue additional equity.

For the years ended December 31, 2010, 2009 and 2008, our operations resulted in a net loss of approximately $7.92 million, $24.77 million and $28.41 million, respectively. We have historically experienced net losses and we may experience net losses in the future. Our net losses may increase the risk and uncertainty investors face in making an investment in our shares, including risks related to our ability to pay future distributions.

Net book value per share, which is calculated including depreciated tangible assets, deferred financing and leasing costs, and amortized identified intangible assets, which are comprised of acquired above-market leases and leasehold interests net of acquired below-market leases and leasehold interests, acquired in-place lease value, and tenant relationships, was $7.34 as of March 31, 2011, as compared to our offering price per share as of March 31, 2011. Net book value is not an estimate of net asset value, or of the market value or other value of our common stock.

Further, investors who purchase shares in this offering may experience further dilution of their equity investment in the event that we sell additional shares of our common stock in the future, if we sell securities that are convertible into shares of our common stock or if we issue shares upon the exercise of options, warrants or other rights.

Cautionary Note Regarding Forward-looking Statements

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included in this prospectus are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy DRIP proceeds;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	changes in the credit markets and the impact of such changes on our ability to obtain debt financing;

•	legislative and regulatory changes, including changes to the laws governing the taxation of REITs and changes to laws governing the healthcare industry, including the implementation of the healthcare reform legislation enacted in 2010;

•	the success of our assessment of strategic alternatives, including potential liquidity alternatives;

•	the availability of cash flow from operating activities for distributions;

•	the availability of debt and equity capital;

•	the effect of financial leverage, including changes in interest rates, availability of credit, loss of flexibility due to negative and affirmative covenants, refinancing risk at maturity and generally the increased risk of loss if our investments fail to perform as expected;

•	competition in the real estate industry;

•	the supply and demand for operating properties in our proposed market areas;

•	tenant and mortgage loan delinquencies, defaults and tenant bankruptcies;

•	the availability of properties to acquire;

•	the availability of financing;

•	availability and creditworthiness of prospective tenants; and

•	changes to accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

Summary of Our Distribution Reinvestment Plan

What is the purpose of the DRIP?

The DRIP is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including but not limited to, the repurchase of shares pursuant to our share repurchase plan, working capital, investment in real estate and repayment of debt.

How are my distributions reinvested?

If you choose to participate in the DRIP, we will apply distributions on the shares of stock registered in your name to purchase additional shares for you directly from us. Participants are required to have the full amount of their distributions with respect to all shares of stock owned by them reinvested pursuant to the DRIP. The allocation of shares of our common stock among participants may result in the ownership of fractional shares, computed to four decimal places.

The distributions paid on shares acquired through the DRIP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

What is the purchase price of shares in the DRIP?

There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. The purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 18 months subsequent to the close of our last public offering of shares, prior to any Listing. We stopped offering shares in our follow-on offering on February 28, 2011, except for the DRIP, and therefore currently anticipate that we will establish a per share valuation for our shares by August 28, 2012. After we publish such valuation, participants in the DRIP may acquire shares at 95% of the per share valuation determined by the Company or another firm chosen for that purpose until a Listing. From and after the date of a Listing, participants may acquire shares at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded.

The initial selling price of $9.50 per share was arbitrarily determined by our board of directors, and such price bears no relationship to our book or asset value, or to any other established criteria for valuing issued or outstanding shares. The selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

Who is eligible to participate in the DRIP?

You are eligible to participate in the DRIP if you are a holder of record of shares of our common stock and the shares are registered in your name with respect to 100% of your shares. In addition, we have established suitability standards for all stockholders, including subsequent transferees, which you must satisfy in order to participate in the DRIP. See “Suitability Standards.” If your shares are held of record by a broker or nominee, to enroll in the DRIP, you will need to arrange for that entity to transfer ownership of the shares to you. We may refuse participation in the DRIP to stockholders residing in states where shares offered pursuant to the DRIP are neither registered under applicable securities laws nor exempt from registration.

How do I enroll in the DRIP?

Eligible persons may become a participant in the DRIP at any time by completing and signing an enrollment form. Enrollment forms are attached as part of Exhibit A to this prospectus and may be obtained at any time by calling Healthcare Trust of America, Inc. at (480) 998-3478 or by writing to us at 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254. If you are already enrolled in the DRIP, no action is required.

Your participation in the DRIP will begin with the first distribution payment after your signed enrollment form is received, provided such form is received on or before 10 days prior to the record date established for that distribution. If your enrollment form is received after the record date for any distribution and before payment of that distribution, the distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

You will remain a participant of the DRIP until you deliver to us written notice of your desire to terminate your participation (described more fully below under “How do I terminate participation in the DRIP?”).

Who administers the DRIP for participants?

The DRIP will be administered directly by us or an affiliate of the Company as the DRIP Administrator, but a different entity may act as DRIP Administrator in the future. The DRIP Administrator will keep all records of your DRIP accounts and send statements of your account to you.

When will shares be purchased under the DRIP?

Shares will be purchased for you under the DRIP on the date on which common stock distributions are paid. We intend to pay distributions monthly and will ordinarily be on or about the first day of each month, but may be changed to quarterly in our sole discretion. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares of our common stock then available for purchase, we will purchase all available shares of our common stock and will return all remaining distributions to the participants. We will allocate the purchased shares of our common stock among the participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected in our records.

How will my distributions be reinvested following a Listing?

As approved by our stockholders, our amended charter provides that immediately prior to a Listing, all of our authorized 1,000,000,000 shares of common stock will be reclassified to consist of the following:

•	700,000,000 shares of Class A common stock;

•	100,000,000 shares of Class B-1 common stock;

•	100,000,000 shares of Class B-2 common stock; and

•	100,000,000 shares of Class B-3 common stock.

Total: 1,000,000,000

We refer to the Class B-1, Class B-2, and Class B-3 common stock collectively as “Class B” common stock. Each share of our common stock issued and outstanding will convert immediately prior to a Listing into the following:

•	1/4 of a share of our Class A common stock;

•	1/4 of a share of our Class B-1 common stock;

•	1/4 of a share of our Class B-2 common stock; and

•	1/4 of a share of our Class B-3 common stock.

Following the reclassification and conversion, 25% of each stockholder’s previously outstanding shares of common stock will be Class A common stock and 75% will be Class B common stock. Of the 75% that will be Class B common stock, 25% will be Class B-1, 25% will be Class B-2, and 25% will be Class B-3. The Class A common stock will be listed upon completion of a Listing. The Class B common stock will be converted to Class A common stock and become listed over time, in phases.

All holders of record of shares of our Class A, Class B-1, Class B-2 and Class B-3 common stock following a Listing will be eligible to participate in the DRIP. Following a Listing, we plan to file a new registration statement to register the shares to be issued pursuant to the DRIP, which will provide that distributions made to participants who hold shares of our Class A and Class B common stock will be used to purchase additional shares of our Class A common stock.

As noted above under “What is the purchase price of shares in the DRIP?,” from and after a Listing, participants in the DRIP will acquire shares of Class A common stock at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded.

Who will assume the costs of administering the DRIP?

Purchases under the DRIP will not be subject to selling commissions, dealer manager fees or due diligence reimbursements. All costs of administration of the DRIP will be borne by us.

When will I receive reports about my investments under the DRIP?

You will receive a statement of your account within 90 days after the end of the fiscal year. The statements will contain a report of all transactions with respect to your account since the last statement, including information with respect to the distributions reinvested during the year, the number of shares purchased during the year, the per share purchase price for such shares, the total administrative charge retained by us or the DRIP Administrator on your behalf and the total number of shares purchased on your behalf pursuant to the DRIP. In addition, tax information with respect to income earned on shares under the DRIP for the year will be included in the account statements.

In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.

How do I terminate participation in the DRIP?

You may terminate your participation in the DRIP at any time upon written notice to us. If you choose to terminate your participation in the DRIP, you must terminate your entire participation in the DRIP and you will not be allowed to terminate in part. To be effective for any distribution period such notice must be received by us at least 10 days prior to the next investment date. A notice of termination received by the DRIP Administrator after such cutoff date will not be effective until the next following investment date. Participants who terminate their participation in the DRIP may thereafter rejoin the DRIP by notifying us and completing all necessary forms and otherwise as required by the Company.

Can the Company terminate my participation in the DRIP?

Our board of directors also may terminate your individual participation in the DRIP at any time by notice to you if continued participation will, in the opinion of the board, jeopardize our status as a REIT under the Code.

If we terminate your participation in the DRIP or you terminate your participation in the DRIP, we will update our stock records to include the number of whole shares in your DRIP account. For any fractional shares of stock in your DRIP account, the DRIP Administrator may either (i) send you a check in payment for any fractional shares in your account, or (ii) credit your stock ownership account with any such fractional shares.

Can the DRIP be amended, suspended or terminated?

Our board of directors may, in its sole discretion, terminate the DRIP or amend any aspect of the DRIP without the consent of DRIP participants or other stockholders, provided that written notice of any material amendment is sent to DRIP participants at least 10 days prior to the effective date of that amendment and provided that we may not amend the DRIP to terminate a participant’s right to withdraw from the DRIP. The board also may terminate any participant’s participation in the DRIP at any time by notice to such participant if continued participation will, in the opinion of the board, jeopardize the status of the Company as a real estate investment trust under the Code.

If the DRIP is terminated, we will update our stock records to include the number of whole shares in your DRIP account. For any fractional shares of stock in your DRIP account, the DRIP Administrator may either (i) send you a check in payment for any fractional shares in your account, or (ii) credit your stock ownership account with any such fractional shares.

What are the federal income tax consequences of participation in the DRIP?

The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the DRIP. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker dealers and non-U.S. persons). No IRS ruling has been issued or requested regarding the DRIP. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in the DRIP and the disposition of any shares purchased pursuant to the DRIP.

Reinvested Distributions. Stockholders subject to federal income taxation who elect to participate in the DRIP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to the DRIP. Specifically, DRIP participants will be treated as if they received the distribution from the Company and then applied such distribution to purchase the shares in the DRIP. To the extent that a stockholder purchases shares through the DRIP at a discount to fair market value, the stockholders will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Company has designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that the Company makes a distribution in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock.

Withholding. In the case of participating stockholders whose distributions are subject to withholding of federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

How will the shares purchased through the DRIP be recorded on the Company’s books?

All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRIP will be shown on your statement of account.

How may I sell shares acquired under the DRIP?

You may sell the shares held in the DRIP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there currently is no public market for shares of our common stock. We do not expect a public market for our stock to develop prior to Listing, which may not occur in the near future or at all. Consequently, there may not be a readily available buyer for your shares. We have adopted a share repurchase plan to provide limited liquidity for our stockholders. The plan may be limited, suspended, terminated or amended by our board of directors, at its sole discretion, upon 30 days’ notice. A copy of our share repurchase plan is attached as Exhibit B to this prospectus.

Prior to Listing, your transfer of shares will terminate participation in the DRIP with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation hereunder, including the suitability standards set forth in this prospectus, and affirmatively elects participation by delivering an executed enrollment form or other instrument required by us.

What are the voting rights of shares acquired under the DRIP?

Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those in your DRIP account, in person at any annual or special meeting of stockholders.

Who can help answer my questions or provide me with documents relating to the DRIP?

If you have questions about the DRIP or would like to request forms related to the DRIP and documents incorporated by reference into this prospectus, please contact:

HEALTHCARE TRUST OF AMERICA, INC.
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(480) 998-3478

Federal Income Tax Considerations

The following discussion addresses the material U.S. federal income tax considerations related to our election to be subject to taxation as a REIT and the ownership and disposition of our common stock that may be material to holders of our stock. This discussion does not address any foreign, state, or local tax consequences of holding our stock. The provisions of the Code concerning the U.S. federal income tax treatment of a REIT are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This discussion is intended to provide you with general information only and is not intended as a substitute for careful tax planning.

This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal or tax advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release.

Federal Income Taxation of HTA

Subject to the discussion below regarding the closing agreement that we have requested from the IRS, we believe that we have qualified to be taxed as a REIT beginning with our taxable year ended December 31, 2007 under Sections 856 through 860 of the Code for federal income tax purposes and we intend to continue to be taxed as a REIT. To continue to qualify as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). As a REIT, we generally are not subject to federal income tax on net income that we distribute to our stockholders.

If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our results of operations and net cash available for distribution to stockholders.

Notwithstanding the foregoing, even if we qualify for taxation as a REIT, we nonetheless may be subject to federal income tax, as well as possible state and local and non-U.S. taxes, in certain circumstances, including the following:

•	We will be required to pay tax on our undistributed REIT taxable income, including net capital gain;

•	We may be subject to the “alternative minimum tax;”

•	We may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by us);

•	We will be subject to a 100% tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business, other than foreclosure property) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by us for two years and certain other requirements are satisfied;

•	If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which we fail the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy any of the asset tests, other than the 5% or the 10% asset tests that qualify under a de minimis exception, and the failure qualifies under the general exception, as described below under “— Qualification as a REIT — Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “— Qualification as a REIT — Income Tests” and “— Qualification as a REIT — Asset Tests,” respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;

•	We will be subject to a 4% excise tax if certain distribution requirements are not satisfied;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements;”

•	If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us;

•	We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by our TRSs or any other subsidiaries that are taxable as C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements, and (vi) that meets the additional requirements discussed below.

As explained below, one of the requirements for qualification as a REIT is that a REIT distribute each year at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain. Preferential dividends cannot be used to satisfy the REIT distribution requirements. In 2007, 2008 and through July 2009, shares of common stock issued pursuant to our DRIP were treated as issued as of the first day following the close of the month for which the distributions were declared, and not on the date that the cash distributions were paid to stockholders not participating in our DRIP. Because we declare distributions on a daily basis, including with respect to shares of common stock issued pursuant to our DRIP, the IRS could take the position that distributions paid by us during these periods were preferential. In addition, during the six months beginning September 2009 through February 2010, we paid certain IRA custodial fees with respect to IRA accounts that invested in our shares. The payment of such amounts could also be treated as dividend distributions to the IRAs, and therefore could result in our being treated as having made additional preferential dividends to our stockholders.

Accordingly, we have submitted a request to the IRS seeking a closing agreement under which the IRS would grant us relief for preferential dividends that may have been paid. We cannot assure you that the IRS will accept our proposal for a closing agreement. Even if the IRS accepts our proposal, we may be required to pay a penalty if the IRS were to view the prior operation of our DRIP or the payment of such fees as preferential dividends. We cannot predict whether such a penalty would be imposed or, if so, the amount of the penalty.

If the IRS does not agree to our proposal for a closing agreement and treats the foregoing amounts as preferential dividends, we will pay a deficiency dividend pursuant to the deficiency dividend provisions of Section 860 of the Code in the amount necessary to permit us to continue our qualification as a REIT and to satisfy our distribution requirements.

Ownership Tests

In order to qualify as a REIT, commencing with our second REIT taxable year, (i) the beneficial ownership of our stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). Stock ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, stock held by it is treated as owned proportionately by its beneficiaries.

We believe that we have satisfied and will continue to satisfy the above ownership requirements. In addition, our charter restricts ownership and transfers of our stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding stock in that taxable year and have no reason to know that we have violated the 5/50 Test.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:

(1) First, at least 75% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on obligations secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) qualified temporary investment income (see “Qualified temporary investment income” below); and

(2) Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from sources qualifying under the 75% gross income test and from other types of dividends and interest, gain from the sale or disposition of stock or securities that are not dealer property, or any combination of the above.

Rents we receive will qualify as rents from real property only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We do not intend to charge significant rent that is based in whole or in part on the income or profits of any person, derive significant rents from related party tenants, derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, or derive impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualified rents could cause us to fail to qualify as a REIT.

Distributions that we receive from a TRS will be classified as dividend income to the extent of the earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless qualify as a REIT for a particular year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of our gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.

Foreclosure property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure and monitor our hedging transactions so that such transactions do not jeopardize our ability to qualify as a REIT.

Qualified temporary investment income. Income derived from certain types of temporary stock and debt investments made with the proceeds of this offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following this offering. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital (other than capital reinvested pursuant to our DRIP) and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital.

Asset Tests

At the close of each quarter of each taxable year, we must also satisfy four tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of our TRSs, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of our TRSs cannot represent more than 25% of our total assets. Although we intend to meet these asset tests, no assurance can be given that we will be able to do so. For purposes of these asset tests, we are treated as holding our proportionate share of our subsidiary partnerships’ assets. Also, for purposes of these asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date the REIT receives such capital. “Real estate assets” include our investments in stocks of other REITs but do not include stock of any real estate company, or other company, that does not qualify as a REIT (unless eligible for the special rule for temporary investment of new capital).

We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

•	We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred; or

•	General Exception: All of the following requirements are satisfied: (i) the failure is not due to the above De Minimis Exception, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred, and (v) we pay an excise tax as described above in “— Taxation of Our Company.”

Annual Distribution Requirements

In order to qualify as a REIT, each taxable year we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. For these purposes, if we declare a dividend in October, November, or December, payable to stockholders of record on a day in such months, and distribute such dividend in the following January, it will be treated as having been paid on December 31 of the year in which it was declared.

To the extent that we do not distribute all of our net capital gain and taxable income, we will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT taxable income (subject to certain adjustments) for such year, (ii) 95% of our capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed plus retained income from such taxable year on which we paid corporate income tax.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends. Amounts paid as deficiency dividends are generally treated as taxable income for U.S. federal income tax purposes.

In order to satisfy the REIT distribution requirements, the dividends we pay must not be “preferential” within the meaning of the Code. A dividend determined to be preferential will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of a class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class. Pursuant to an IRS ruling, the prohibition on preferential dividends does not prohibit REITs from offering shares under a dividend reinvestment plan at discounts of up to 5% of fair market value, but a discount in excess of 5% of the fair market value of the shares would be considered a preferential dividend. As explained above, we submitted a request to the IRS seeking a closing agreement under which the IRS would grant us relief for any preferential dividends that we may have distributed.

We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each stockholder must include in its income (as long-term capital gain) its proportionate share of our undistributed long-term capital gains, (ii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains, and (iii) each stockholder’s basis in its stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid by us.

To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. We believe that we have not had any non-REIT earnings and profits at the end of any taxable year and we intend to distribute any non-REIT earnings and profits that we accumulate before the end of any taxable year in which we accumulate such earnings and profits.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In such event, to the extent of our current or accumulated earnings and profits, all distributions to our stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code, through the end of 2012. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.

Our qualification as a REIT for U.S. federal income tax purposes will depend on our continuing to meet the various requirements summarized above governing the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.

Taxation of U.S. Stockholders

The term “U.S. stockholder” means an investor in our stock that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any of its states or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code. If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of shares of our stock by the partnership. This summary assumes that stockholders hold our stock as capital assets for U.S. federal income tax purposes, which generally means property held for investments.

This discussion does not address all aspects of federal income taxation that may apply to persons that are subject to special treatment under the Code, such as (i) insurance companies; (ii) financial institutions or broker-dealers; (iii) persons who mark-to-market our stock; (iv) subchapter S corporations; (v) U.S. stockholders whose functional currency is not the U.S. dollar; (vi) regulated investment companies; (x) holders who receive our stock through the exercise of employee stock options or otherwise as compensation; (vii) persons holding shares of our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and (viii) persons subject to the alternative minimum tax provisions of the Code.

Distributions

Distributions by us, other than capital gain dividends, will constitute ordinary dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate stockholders. Our ordinary dividends generally will not qualify as “qualified dividend income” currently taxed as net capital gain for U.S. stockholders that are individuals, trusts, or estates. However, provided we properly designate the distributions, distributions to U.S. stockholders that are individuals, trusts, or estates generally will constitute qualified dividend income to the extent the U.S. stockholder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from other corporations during the taxable year, including from our TRSs, and (ii) our undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year. We do not anticipate distributing a significant amount of qualified dividend income. Absent an extension, the favorable rates for qualified dividend income will not apply for taxable years beginning after December 31, 2012.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits (a “return of capital distribution”), the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s stock. To the extent a return of capital distribution exceeds a U.S. stockholder’s tax basis in its stock, the distribution will be taxable as capital gain realized from the sale of such stock.

Dividends declared by us in October, November or December and payable to a stockholder of record on a specified date in any such month shall be treated both as paid by us and as received by the stockholder on December 31, provided that the dividend is actually paid by us during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax generally applicable to REITs if certain distribution requirements are not met. Moreover, any deficiency dividend will be treated as an ordinary or a capital gain dividend, as the case may be, regardless of our earnings and profits at the time the distribution is actually made. As a result, stockholders may be required to treat certain distributions as taxable dividends that would otherwise result in a tax-free return of capital.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if we incur such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our stockholders would include in income as long-term capital gains their proportionate share of designated retained net long-term capital gains for the taxable year. A U.S. stockholder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the stockholder. The U.S. stockholder’s basis in its stock would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the U.S. stockholder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations; No Pass Through of Losses

Our distributions and gain from the disposition of our stock will not be treated as passive activity income and, therefore, U.S. stockholders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. stockholders, our distributions (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of our stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. stockholder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. stockholders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.

Sale or Disposition of Stock

In general, any gain or loss realized upon a taxable disposition of shares of our stock by a stockholder that is not a dealer in securities will be a long-term capital gain or loss if the stock has been held for more than one year and otherwise will be a short-term capital gain or loss. However, any loss upon a sale or exchange of the stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of our distributions or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of our stock may be disallowed if the taxpayer purchases other shares of our common stock within 30 days before or after the disposition.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain U.S. stockholders that are individuals, estates or trusts and have modified adjusted gross income exceeding certain thresholds will be required to pay an additional 3.8% tax (the “Medicare Tax”) on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare Tax on their ownership and disposition of our stock.

Taxation of U.S. Tax-Exempt Stockholders

In General

In general, a U.S. tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property.

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder or gains from the disposition of our stock held as capital assets generally will not constitute UBTI unless the exempt organization’s stock is debt-financed property (e.g., the stockholder has incurred “acquisition indebtedness” with respect to such stock). However, if we are a “pension-held REIT,” this general rule may not apply to distributions to certain pension trusts that are qualified trusts that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code and that hold more than 10% (by value) of our stock. We will be treated as a “pension-held REIT” if (i) treating qualified trusts as individuals would cause us to fail the 5/50 Test (as defined above) and (ii) we are “predominantly held” by qualified trusts. We will be “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% by value of our stock or (ii) one or more qualified trusts, each owning more than 10% by value of our stock, hold in the aggregate more than 50% by value of our stock. In the event we are a pension-held REIT, the percentage of any dividend received from us treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by us (treating us as if we were a qualified trust and, therefore, subject to tax on UBTI) to (b) our total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. We cannot assure you that we will not be treated as a pension-held REIT.

Special Issues

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders, such as nonresident alien individuals, foreign corporations, and foreign trusts and estates (“non-U.S. stockholders”), are complex. This section is only a partial discussion of such rules. This discussion does not attempt to address the considerations that may be relevant for non-U.S. stockholders that are partnerships or other pass- through entities, that hold their stock through intermediate entities, that have special statuses (such as sovereigns), or that otherwise are subject to special rules. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” (as defined below) and that we do not designate as a capital gain dividend generally will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs or are available in limited circumstances. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates (in the same manner as U.S. stockholders are taxed on distributions) and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” unless either (i) a lower treaty rate or special provision of the Code (e.g., Section 892) applies and the non-U.S. stockholder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. stockholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-U.S. stockholder generally will not incur tax on a return of capital distribution in excess of our current and accumulated earnings and profits that is not attributable to the gain from our disposition of a “United States real property interest” if the excess portion of the distribution does not exceed the adjusted basis of the non-U.S. stockholder’s stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the stock. However, a non-U.S. stockholder will be subject to tax on such a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in the stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may file a U.S. federal income tax return and obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution that is neither attributable to the gain from our disposition of a “United States real property interest” nor designated by us as a capital gain dividend, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, regardless of whether we designate such distributions as capital gain distributions. The term “United States real property interests” includes interests in U.S. real property and stock in U.S. corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business. A non-U.S. stockholder thus would be required to file a U.S. federal income tax return to report such income and would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We generally must withhold 35% of any distribution subject to these rules (“35% FIRPTA Withholding”). A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

A non-U.S. stockholder that owns no more than 5% of our stock at all times during the one-year period ending on the date of a distribution would not be subject to FIRPTA, branch profits tax or 35% FIRPTA Withholding with respect to a distribution on stock that is attributable to gain from our sale or exchange of United States real property interests, if our stock were regularly traded on an established securities market in the United States. Instead, any such distributions made to such non-U.S. stockholder would be subject to the general withholding rules discussed above, which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty). Our shares are not currently traded on an established securities market.

Distributions that are designated by us as capital gain dividends, other than those attributable to the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	such distribution is effectively connected with the non-U.S. stockholder’s U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case such nonresident alien individual generally will be subject to a 30% tax on the individual’s net U.S. source capital gain.

It is not entirely clear to what extent we are required to withhold on distributions to non-U.S. stockholders that are not treated as ordinary income and are not attributable to the disposition of a United States real property interest. Unless the law is clarified to the contrary, we will generally withhold and remit to the IRS 35% of any distribution to a non-U.S. stockholder that is designated as a capital gain dividend (or, if greater, 35% of a distribution that could have been designated as a capital gain dividend). Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

Dispositions

If gain on the sale of the stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders with respect to that gain, subject to applicable alternative minimum tax, and a special alternative minimum tax in the case of nonresident alien individuals. A non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock if we are a “domestically controlled qualified investment entity,” which requires that, during the shorter of the period since our formation and the five-year period ending on the date of the distribution or disposition, non-U.S. stockholders hold, directly or indirectly, less than 50% in value of our stock and we are qualified as a REIT. We cannot assure you that we will be a domestically controlled qualified investment entity. In addition, the gain from a sale of our stock by a non-U.S. stockholder will not be subject to tax under FIRPTA if (i) our stock is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and (ii) the non-U.S. stockholder owned, actually or constructively, 5% or less of our stock at all times during a specified testing period. Our shares are not currently traded on an established securities market.

In addition, even if we are a domestically controlled qualified investment entity, upon a disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. stockholder (i) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a United States real property interest, and (ii) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such ex-dividend date. The foregoing rule does not apply if the exception described above for dispositions by 5% or smaller holders of regularly traded classes of stock is satisfied.

Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will generally incur a 30% tax on his or her net U.S. source capital gains.

Purchasers of our stock from a non-U.S. stockholder generally will be required to withhold and remit to the IRS 10% of the purchase price unless at the time of purchase (i) any class of our stock is regularly traded on an established securities market in the United States (subject to certain limits if the stock sold are not themselves part of such a regularly traded class) or (ii) we are a domestically controlled qualified investment entity. The non-U.S. stockholder may receive a credit against its tax liability for the amount withheld.

Information Reporting Requirements and Backup Withholding Tax

We will report to our U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to distributions paid, unless such stockholder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the stockholder has furnished to us is correct and the stockholder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

We will also report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

New reporting requirements generally will apply with respect to dispositions of REIT shares acquired after 2010 (2011 in the case of shares acquired in connection with a distribution reinvestment plan). Brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some caes, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding the new reporting requirements and your election options.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Additional U.S. Federal Income Tax Withholding Rules

Additional U.S. federal income tax withholding rules apply to certain U.S.-source payments made after December 31, 2013 to foreign financial institutions and certain other non-U.S. entities and on certain non-U.S.-source “pass-thru” payments made, and payments of disposition proceeds of U.S. securities realized, after December 31, 2014. A withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Prospective investors are encouraged to consult their tax advisors regarding the implications of these rules with respect to their investment in our stock, as well as the status of any related federal regulations.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum U.S. federal income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% U.S. federal income tax rate for qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion generally is not discussed herein. Prospective stockholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in our stock.

State, Local and Foreign Tax

We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above

Use of Proceeds

The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, the repurchase of shares pursuant to our share repurchase plan, working capital, investment in real estate and repayment of debt. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $91,160 (or less than 0.05% of the maximum DRIP proceeds).

Plan of Distribution

We are offering a maximum of 21,052,632 shares to our current stockholders through the DRIP. As of August 1, 2011, 11,148,471 shares remained available for issuance pursuant to the DRIP. The purchase price for shares under the DRIP will initially be offered at $9.50 per share for up to 18 months subsequent to the close of our last public offering of shares prior to a Listing. We stopped offering shares in our follow-on offering on February 28, 2011, except for the DRIP, and therefore we currently anticipate that we will establish a per share valuation for our shares by August 28, 2012. After we publish such valuation, participants in the DRIP may acquire shares at 95% of the per share valuation determined by the Company or another firm chosen for that purpose until a Listing. From and after the date of a Listing, participants may acquire shares at a price equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the shares are traded. We have no basis for estimating the number of shares that will be sold.

We will not engage any person to participate in or facilitate the distribution of shares under the DRIP, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRIP.

Limited Liability and Indemnification of Directors, Officers and Others

Our organizational documents limit the personal liability of our stockholders, directors and officers for monetary damages and provide that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer (and any individual, who while a director or officer and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust or other enterprise) and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, subject to the limitations of Maryland law and the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, or the NASAA Guidelines. We also maintain a directors and officers liability insurance policy. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the Maryland General Corporation Law, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

In spite of the above provisions of the Maryland General Corporation Law, our charter provides that our directors may be indemnified by us for liability or loss suffered by them or held harmless for liability or loss suffered by us only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss, liability or expense was in our best interests;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors, the liability or loss was not the result of negligence or misconduct; and

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also provides that we may pay or reimburse reasonable legal expenses and other expenses incurred by a director in advance of the final disposition of a proceeding only if all of the following conditions are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the director provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves the advancement; and

•	the director provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

On July 1, 2009, we entered into employment agreements with two of our executive officers, Kellie S. Pruitt and Mark D. Engstrom, whereby we will indemnify and exculpate such officers from money damages incurred as a result of claims arising out of an alleged wrongful act by the officer while acting in good faith as our officer or employee. The indemnification obligations are subject to the limitations set forth in our charter.

On December 20, 2010, we entered into amended and restated indemnification agreements with each of our independent directors, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis, Gary T. Wescombe, and our non-independent director, Chairman of the Board, Chief Executive Officer and President, Scott D. Peters. On December 20, 2010, we entered into new indemnification agreements with two of our officers, Kellie S. Pruitt and Mark D. Engstrom. Pursuant to the terms of these indemnification agreements, we will indemnify and advance expenses and costs incurred by our directors and officers in connection with any claims, suits or proceedings brought against such directors and officers as a result of his or her service, subject to the terms and conditions set forth in such indemnification agreements and in our charter.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals; however this provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors or any person acting as a broker-dealer on our behalf, including our dealer manager, will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in the state in which our securities were offered as to indemnification for violations of securities laws.

Legal Matters

Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby. Alston & Bird LLP, Atlanta, Georgia, has also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” in this prospectus and has passed upon our qualification as a REIT for federal income tax purposes.

Experts

The consolidated financial statements, and the related consolidated financial statement schedules, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph regarding the company’s change in method of accounting for acquisition costs in business combinations) which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain expenses of Columbia Medical Office Portfolio for the year ended December 31, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K/A, filed on March 15, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the statement of revenues and certain expenses and includes an explanatory paragraph referring to the purpose of the statement), which is incorporated herein by reference. Such statement of revenues and certain expenses has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and certain expenses of Rendina Portfolio and Triad Technology Center for the year ended December 31, 2009 and Holston Medical Portfolio for the year ended December 31, 2010, incorporated in this prospectus by reference from our Current Report on Form 8-K, filed on July 19, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion on the statements of revenues and certain expenses and include an explanatory paragraph referring to the purpose of the statement), which are incorporated herein by reference. Such statements of revenues and certain expenses have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, until the DRIP is terminated comprise the incorporated documents:

(a) The description of our shares contained in our Registration Statement on Form S-11 (Registration No. 333-158418) filed with the SEC on April 6, 2009, as amended;

(b) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 25, 2011;

(c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 16, 2011; and

(d) Our Current Reports on Form 8-K filed with the SEC on January 6, 2011, February 7, 2011, March, 2, 2011, March 15, 2011, March 29, 2011, March 30, 2011, April 29, 2011, May 16, 2011, June 1, 2011, July 19, 2011, and August 2, 2011.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Healthcare Trust of America, Inc. at 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, telephone (480) 998-3478.

Where You Can Find Additional Information

We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Healthcare Trust of America, Inc.) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

EXHIBIT A
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

The Amended and Restated Distribution Reinvestment Plan (the “DRIP”) for Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), effective August 11, 2011, offers to holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), the opportunity to purchase, through reinvestment of distributions, additional shares of Common Stock, on the terms, subject to the conditions and at the prices herein stated.

The DRIP

The DRIP provides you with a simple and convenient way to invest your cash distributions in additional shares of Common Stock. Shares for the DRIP will be purchased directly from the Company. Such shares will be authorized and may be either previously issued or unissued shares. Proceeds from the sale of Common Stock under the DRIP will be used to provide the Company with funds for its general corporate purposes.

DRIP Price

Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, the Company will offer shares of Common Stock under the DRIP at a price per share equal to 95% of the most recent offering price (the “Post-Offering DRIP Price”).

Upon the Company’s announcement in a public filing with the Securities and Exchange Commission that the Company has established an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, participants in the DRIP may acquire Common Stock under the DRIP at a price per share equal to 95% of the per share valuation determined by the Company or another firm chosen for that purpose until a listing (a “Listing”) of Common Stock on a national securities exchange (the “Pre-Listing DRIP Price”). The Company expects to establish an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering within 18 months following the completion of the last public offering of the Company’s shares prior to a Listing. For this purpose, public offerings of the Company’s shares do not include offerings on behalf of selling stockholders or offerings related to any distribution reinvestment plan, employee benefit plan, or the redemption of interests in the Company’s operating partnership.

From and after the date of the Listing, participants in the DRIP may acquire Common Stock at a price per share equal to 100% of the average daily open and close price per share on the distribution payment date, as reported by the national securities exchange on which the Common Stock is traded (individually the “Listing DRIP Price” and collectively referred to herein with the Post-Offering DRIP Price and the Pre-Listing DRIP Price as the “DRIP Price”).

Eligibility

Holders of record of Common Stock are eligible to participate in the DRIP only with respect to 100% of their shares. If your shares are held of record by a broker or nominee and you want to participate in the DRIP, you must make appropriate arrangements with your broker or nominee.

The Company may refuse participation in the DRIP to stockholders residing in states where shares offered pursuant to the DRIP are neither registered under applicable securities laws nor exempt from registration.

Administration

As of the date of the prospectus, the DRIP will be administered by the Company or an affiliate of the Company (the “DRIP Administrator”), but a different entity may act as DRIP Administrator in the future. The DRIP Administrator will keep all records of your DRIP account and send statements of your account to you. Shares of Common Stock purchased under the DRIP will be registered in the name of each participating stockholder.

Enrollment

You must own shares of Common Stock in order to participate in the DRIP. You may become a participant in the DRIP by completing and signing the enrollment form enclosed with the Prospectus and returning it to us at the time you subscribe for shares. If you receive a copy of the Prospectus or a separate prospectus relating solely to the DRIP and have not previously elected to participate in the DRIP, then you may so elect at any time by completing the enrollment form attached to such prospectus or by other appropriate written notice to the Company of your desire to participate in the DRIP.

Your participation in the DRIP will begin with the first distribution payment after your signed enrollment form is received, provided such form is received on or before 10 days prior to the record date established for that distribution. If your enrollment form is received after the record date for any distribution and before payment of that distribution, that distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

Costs

Purchases under the DRIP will not be subject to selling commissions, marketing support fees or due diligence reimbursements. All costs of administration of the DRIP will be paid by the Company.

Purchases and Price of Shares

Investment Date. Common Stock distributions will be invested on the date on which Common Stock distributions are paid (the “Investment Date”). Payment dates for Common Stock distributions will ordinarily be on or about the first day of each month but may be changed to quarterly in the sole discretion of the Company.

You become an owner of shares purchased under the DRIP as of the Investment Date. Distributions paid on shares held in the DRIP (less any required withholding tax) will be credited to your DRIP account. Distributions will be paid on both full and fractional shares held in your account and are automatically reinvested.

Reinvested Distributions. The Company will use the aggregate amount of distributions to all DRIP participants for each distribution period to purchase shares for such participants. If the aggregate amount of distributions to all DRIP participants exceeds the amount required to purchase all shares then available for purchase, the Company will purchase all available shares and will return all remaining distributions to the DRIP participants. The Company will allocate the purchased shares among the DRIP participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected on the Company’s books.

You may elect distribution reinvestment only with respect to 100% of shares registered in your name on the records of the Company. Distributions on all shares purchased pursuant to the DRIP will be automatically reinvested. The number of shares purchased for you as a participant in the DRIP will depend on the amount of your distributions on these shares (less any required withholding tax) and the applicable DRIP Price. Your account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the applicable DRIP Price.

Optional Cash Purchases. Unless and until determined otherwise by the Company, DRIP participants may not make additional cash payments for the purchase of Common Stock under the DRIP.

Distributions on Shares Held in the DRIP

Distributions paid on shares held in the DRIP (less any required withholding tax) will be credited to your DRIP account. Distributions will be paid on both full and fractional shares held in your account and will be automatically reinvested.

Account Statements

You will receive a statement of your account within 90 days after the end of the fiscal year. The statements will contain a report of all transactions with respect to your account since the last statement, including information with respect to the distributions reinvested during the year, the number of shares purchased during the year, the per share purchase price for such shares, the total administrative charge retained by the Company or DRIP Administrator on your behalf and the total number of shares purchased on your behalf pursuant to the DRIP. In addition, tax information with respect to income earned on shares under the DRIP for the year will be included in the account statements. These statements are your continuing record of the cost of your purchase and should be retained for income tax purposes.

Book-Entry Shares

The ownership of shares purchased under the DRIP will be noted in book-entry form. The number of shares purchased will be shown on your statement of account. This feature permits ownership of fractional shares, protects against loss, theft or destruction of stock certificates and reduces the costs of the DRIP.

Termination of Participation

You may discontinue reinvestment of distributions under the DRIP with respect to all, but not less than all, of your shares (including shares held for your account in the DRIP) at any time without penalty by notifying the DRIP Administrator in writing no less than 10 days prior to the next Investment Date. A notice of termination received by the DRIP Administrator after such cutoff date will not be effective until the next following Investment Date. Participants who terminate their participation in the DRIP may thereafter rejoin the DRIP by notifying the Company and completing all necessary forms and otherwise as required by the Company.

If you notify the DRIP Administrator of your termination of participation in the DRIP or if your participation in the DRIP is terminated by the Company, the stock ownership records will be updated to include the number of whole shares in your DRIP account. For any fractional shares of stock in your DRIP account, the DRIP Administrator may either (i) send you a check in payment for any fractional shares in your account, or (ii) credit your stock ownership account with any such fractional shares.

A participant who changes his or her address must promptly notify the DRIP Administrator. If a participant moves his or her residence to a state where shares offered pursuant to the DRIP are neither registered nor exempt from registration under applicable securities laws, the Company may deem the participant to have terminated participation in the DRIP.

The Company reserves the right to prohibit certain employee benefit plans from participating in the DRIP if such participation could cause the underlying assets of the Company to constitute “plan assets” of such plans.

Amendment and Termination of the DRIP

The Company’s board of directors (the “Board”) may, in its sole discretion, terminate the DRIP or amend any aspect of the DRIP without the consent of DRIP participants or other stockholders, provided that written notice of any material amendment is sent to DRIP participants at least 10 days prior to the effective date thereof and provided that we may not amend the DRIP to terminate a participant’s right to withdraw from the DRIP. You will be notified if the DRIP is terminated or materially amended. The Board also may terminate any participant’s participation in the DRIP at any time by notice to such participant if continued participation will, in the opinion of the Board, jeopardize the status of the Company as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Voting of Shares Held Under the DRIP

You will be able to vote all shares of Common Stock (including fractional shares) credited to your account under the DRIP at the same time that you vote the shares registered in your name on the records of the Company.

Stock Dividends, Stock Splits and Rights Offerings

Your DRIP account will be amended to reflect the effect of any stock dividends, splits, reverse splits or other combinations or recapitalizations by the Company on shares held in the DRIP for you. If the Company issues to its stockholders rights to subscribe to additional shares, such rights will be issued to you based on your total share holdings, including shares held in your DRIP account.

Responsibility of the DRIP Administrator and the Company Under the DRIP

The DRIP Administrator will not be liable for any claim based on an act done in good faith or a good faith omission to act. This includes, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death, the prices at which shares are purchased, the times when purchases are made, or fluctuations in the market price of Common Stock.

All notices from the DRIP Administrator to a participant will be mailed to the participant at his or her last address of record with the DRIP Administrator, which will satisfy the DRIP Administrator’s duty to give notice. DRIP participants must promptly notify the DRIP Administrator of any change in address.

You should recognize that neither the Company nor the DRIP Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the DRIP.

Interpretation and Regulation of the DRIP

The Company reserves the right, without notice to DRIP participants, to interpret and regulate the DRIP as it deems necessary or desirable in connection with its operation. Any such interpretation and regulation shall be conclusive.

Federal Income Tax Consequences of Participation in the DRIP

The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the DRIP. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker dealers and non-U.S. persons). No IRS ruling has been issued or requested regarding the DRIP. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in the DRIP and the disposition of any shares purchased pursuant to the DRIP.

Reinvested Distributions. Stockholders subject to federal income taxation who elect to participate in the DRIP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to the DRIP. Specifically, DRIP participants will be treated as if they received the distribution from the Company and then applied such distribution to purchase the shares in the DRIP. To the extent that a stockholder purchases shares through the DRIP at a discount to fair market value, the stockholders will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Company has designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that the Company makes a distribution in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock.

Withholding. In the case of participating stockholders whose distributions are subject to withholding of federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

ENROLLMENT FORM
HEALTHCARE TRUST OF AMERICA, INC.
DISTRIBUTION REINVESTMENT PLAN

To Join the Distribution Reinvestment Plan:

Please complete and return this enrollment form. Be sure to include your signature below in order to indicate your participation in the Distribution Reinvestment Plan (“DRIP”).

I hereby appoint Healthcare Trust of America, Inc. (the “Company”) (or any designee or successor), acting as DRIP Administrator, as my agent to receive cash distributions that may hereafter become payable to me on shares of Common Stock of the Company registered in my name as set forth below, and authorize the Company to apply such distributions to the purchase of full shares and fractional interests in shares of the Common Stock.

I understand that the purchases will be made under the terms and conditions of the DRIP as described in the Prospectus and that I may revoke this authorization at any time by notifying the DRIP Administrator, in writing, of my desire to terminate my participation.

Sign below if you would like to participate in the DRIP. You must participate with respect to 100% of your shares.

Signature:	Date:

Name:

Signature of Joint Owner:	Date:

Name:

EXHIBIT B
HEALTHCARE TRUST OF AMERICA, INC.
AMENDED AND RESTATED SHARE REPURCHASE PLAN
EFFECTIVE AS OF JANUARY 1, 2011

The Board of Directors (the “Board”) of Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), has adopted an amended and restated share repurchase plan (the “Repurchase Plan”) by which shares of the Company’s common stock, par value $0.01 per share (“Shares”), may be repurchased by the Company from stockholders subject to certain conditions and limitations. The purpose of this Repurchase Plan is to provide limited interim liquidity for stockholders (under the conditions and limitations set forth below) until a liquidity event occurs. No stockholder is required to participate in the Repurchase Plan.

1. Repurchase of Shares. The Company may, at its sole discretion, repurchase Shares presented to the Company for cash to the extent it has sufficient proceeds to do so and subject to the conditions and limitations set forth herein. Any and all Shares repurchased by the Company shall be canceled, and will have the status of authorized but unissued Shares. Shares acquired by the Company through the Repurchase Plan will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and other appropriate state securities laws or otherwise issued in compliance with such laws.

2. Share Redemptions.

Repurchase Price. Unless the Shares are being repurchased in connection with a stockholder’s death or qualifying disability (as discussed below), the prices per Share at which the Company will repurchase Shares will be as follows:

(1) For stockholders who have continuously held their Shares for at least one year, the lower of $9.25 or 92.5% of the price paid to acquire Shares from the Company;

(2) For stockholders who have continuously held their Shares for at least two years, the lower of $9.50 or 95.0% of the price paid to acquire Shares from the Company;

(3) For stockholders who have continuously held their Shares for at least three years, the lower of $9.75 or 97.5% of the price paid to acquire Shares from the Company; and

(4) For stockholders who have continuously held their Shares for at least four years, a price determined by our board of directors, but in no event less than 100% of the price paid to acquire Shares from the Company.

Death or Disability. If Shares are to be repurchased in connection with a stockholder’s death or qualifying disability as provided in Section 4, the repurchase price shall be: (1) for stockholders who have continuously held their Shares for less than four years, 100% of the price paid to acquire the Shares from the Company; or (2) for stockholders who have continuously held their Shares for at least four years, a price determined by the Board, but in no event less than 100% of the price paid to acquire the Shares from the Company. In addition, the Company will waive the one-year holding period, as described in Section 4, for Shares to be repurchased in connection with a stockholder’s death or qualifying disability. Appropriate legal documentation will be required for repurchase requests upon death or qualifying disability.

3. Funding and Operation of Repurchase Plan. The Company may make purchases under the Repurchase Plan quarterly, at its sole discretion, on a pro rata basis. Subject to funds being available, the Company will limit the number of Shares repurchased during any calendar year to five percent (5.0%) of the weighted average number of Shares outstanding during the prior calendar year. Funding for the Repurchase Plan each quarter will come exclusively from and be limited to proceeds received from the sale of Shares under the Company’s Distribution Reinvestment Plan during such quarter. The Company may make purchases under the Repurchase Plan quarterly, at its sole discretion, on a pro rata basis. Subject to funds being available, the Company will limit the number of Shares repurchased during any calendar quarter to $10 million per calendar quarter.

4. Stockholder Requirements. Any stockholder may request a repurchase with respect to all or a designated portion of their Shares, subject to the following conditions and limitations:

Holding Period. Only Shares that have been held by the presenting stockholder for at least one (1) year are eligible for repurchase by the Company, except as follows. Subject to the conditions and limitations below, the Company will redeem Shares held for less than the one-year holding period upon the death of a stockholder who is a natural person, including Shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the Shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. The Company must receive the written notice within 180 days after the death of the stockholder. If spouses are joint registered holders of Shares, the request to redeem the shares may be made if either of the registered holders dies. This waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust other than a revocable grantor trust, partnership, corporation or other similar entity.

Furthermore, and subject to the conditions and limitations described below, the Board will redeem Shares held for less than the one-year holding period by a stockholder who is a natural person, including Shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, with a “qualifying disability,” as determined by the Board, after receiving written notice from such stockholder. The Company must receive the written notice within 180 days after such stockholder’s qualifying disability. This waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust other than a revocable grantor trust, partnership, corporation or other similar entity.

Minimum — Maximum. A stockholder must present for repurchase a minimum of 25%, and a maximum of 100%, of the Shares owned by the stockholder on the date of presentment. Fractional shares may not be presented for repurchase unless the stockholder is presenting 100% of his Shares.

No Encumbrances. All Shares presented for repurchase must be owned by the stockholder(s) making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of the Shares. Such Shares must be fully transferable and not subject to any liens or other encumbrances.

Share Repurchase Form. The presentment of Shares must be accompanied by a completed Share Repurchase Request form, a copy of which is attached hereto as Exhibit “A.” All Share certificates must be properly endorsed.

Deadline for Presentment. All Shares presented and all completed Share Repurchase Request forms must be received by the Repurchase Agent (as defined below) on or before the last day of the second month of each calendar quarter in order to have such Shares eligible for repurchase for that quarter. The Company will repurchase Shares on or about the first business day following the end of each calendar quarter.

Repurchase Request Withdrawal. A stockholder may withdraw his or her repurchase request upon written notice to the Company at any time prior to the date of repurchase.

Ineffective Withdrawal. In the event the Company receives a written notice of withdrawal from a stockholder after the Company has repurchased all or a portion of such stockholder’s Shares, the notice of withdrawal shall be ineffective with respect to the Shares already repurchased. The Company shall provide any such stockholder with prompt written notice of the ineffectiveness or partial ineffectiveness of such stockholder’s written notice of withdrawal.

Resubmission for Unfulfilled Requests. Following each quarterly repurchase period, if a stockholder would like to resubmit for repurchase the unsatisfied portion of such stockholder’s prior repurchase request, such stockholder must submit a new request for repurchase of such shares prior to the last day of the second month of the new quarter. Unfulfilled requests for repurchases will not be carried over automatically to subsequent quarterly periods.

Repurchase Agent. All repurchases will be effected on behalf of the Company by its transfer agent (the “Repurchase Agent”), who shall contract with the Company for such services. All recordkeeping and administrative functions required to be performed in connection with the Repurchase Plan will be performed by the Repurchase Agent.

Termination, Amendment or Suspension of Plan. The Repurchase Plan will terminate and the Company will not accept Shares for repurchase in the event the Shares are listed on any national securities exchange, the subject of bona fide quotes on any inter-dealer quotation system or electronic communications network or are the subject of bona fide quotes in the pink sheets. Additionally, the Board, in its sole discretion, may terminate, amend or suspend the Repurchase Plan if it determines to do so is in the best interest of the Company. A determination by the Board to terminate, amend or suspend the Repurchase Plan will require the affirmative vote of a majority of the directors, including a majority of the independent directors. If the Company terminates, amends or suspends the Repurchase Plan, the Company will provide stockholders with thirty (30) days advance written notice and the Company will disclose the changes in the appropriate current or periodic report filed with the Securities and Exchange Commission.

5. Miscellaneous.

Liability. Neither the Company nor the Repurchase Agent shall have any liability to any stockholder for the value of the stockholder’s Shares, the repurchase price of the stockholder’s Shares, or for any damages resulting from the stockholder’s presentation of his or her Shares, the repurchase of the Shares under this Repurchase Plan or from the Company’s determination not to repurchase Shares under the Repurchase Plan, except as a result from the Company’s or the Repurchase Agent’s gross negligence, recklessness or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims a stockholder may have under federal or state securities laws.

Taxes. Stockholders shall have complete responsibility for payment of all taxes, assessments, and other applicable obligations resulting from the Company’s repurchase of Shares.

Preferential Treatment of Shares Repurchased in Connection with Death or Disability. If there are insufficient funds to honor all repurchase requests, preference will be given to shares to be repurchased in connection with a death or qualifying disability.

Shares Previously Sold or Transferred for Value Ineligible. Shares previously sold or transferred for value by a stockholder will not be eligible for repurchase under the Repurchase Plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by Healthcare Trust of America, Inc. (the “Registrant”), all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 21,052,632 shares except the registration fee.

SEC Registration Fee	$11,160
Printing and Postage Expenses	40,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	15,000
Blue Sky Fees and Expenses	5,000

Total expenses	$91,160

Item 15.	Indemnification of Officers and Directors

Subject to any applicable conditions set forth under Maryland law or below, (i) no director or officer of the Registrant shall be liable to the Registrant or its stockholders for money damages and (ii) the Registrant shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of the Registrant; or (B) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity.

Notwithstanding anything to the contrary contained in clause (i) or (ii) of the paragraph above, the Registrant shall not provide for indemnification of or hold harmless a director (the “Indemnitee”) for any liability or loss suffered by any of them, unless all of the following conditions are met:

(i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Registrant;

(ii) the Indemnitee was acting on behalf of or performing services for the Registrant;

(iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv) such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and

(v) with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.

Neither the amendment nor repeal of the provision for indemnification in the Registrant’s charter, nor the adoption or amendment of any other provision of the Registrant’s charter or bylaws inconsistent with the provision for indemnification in the Registrant’s charter, shall apply to or affect in any respect the applicability of the provision for indemnification in the Registrant’s charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

The Registrant shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the directors, officers, employees or agents provide the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular director, officer, employee or agent is not entitled to indemnification.

On July 1, 2009, the Registrant entered into employment agreements with two of its executive officers, Kellie S. Pruitt and Mark D. Engstrom, whereby the Registrant will indemnify and exculpate such officers from money damages incurred as a result of claims arising out of an alleged wrongful act by the officer while acting in good faith as the Registrant’s officer or employee. The indemnification obligations are subject to the limitations set forth in the Registrant’s charter.

On December 20, 2010, the Registrant entered into amended and restated indemnification agreements with each of its independent directors, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis, Gary T. Wescombe, and its non-independent director, Chairman of the Board, Chief Executive Officer and President, Scott D. Peters. On December 20, 2010, the Registrant entered into new indemnification agreements with two of its officers, Kellie S. Pruitt and Mark D. Engstrom. Pursuant to the terms of these indemnification agreements, the Registrant will indemnify and advance expenses and costs incurred by its directors and officers in connection with any claims, suits or proceedings brought against such directors and officers as a result of his or her service, subject to the terms and conditions set forth in such indemnification agreements and in the Registrant’s charter.

Item 16.	Exhibits

The list of exhibits filed as part of this Registration Statement on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.	Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 12th day of August, 2011.

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Peters Scott D. Peters	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	August 12, 2011

/s/ Kellie S. Pruitt Kellie S. Pruitt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2011

* W. Bradley Blair, II	Director	August 12, 2011

* Maurice J. DeWald	Director	August 12, 2011

* Warren D. Fix	Director	August 12, 2011

* Larry L. Mathis	Director	August 12, 2011

* Gary T. Wescombe	Director	August 12, 2011

/s/ Scott D. Peters * Scott D. Peters, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

3.1		Fourth Articles of Amendment and Restatement (included as Exhibit 3.1 to our Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).
3.2		Bylaws of NNN Healthcare/Office REIT, Inc. (included as Exhibit 3.2 to our Registration Statement on Form S-11 (Commission File. No. 333-133652) filed on April 28, 2006 and incorporated herein by reference).
3.3		Amendment to the Bylaws of Grubb & Ellis Healthcare REIT, Inc., effective April 21, 2009 (included as Exhibit 3.4 to Post-Effective Amendment No. 11 to our Registration Statement on Form S-11 (File No. 333-133652) filed on April 21, 2009.
3.4		Amendment to the Bylaws of Grubb & Ellis Healthcare REIT, Inc., effective January 1, 2011 (included as Exhibit 3.2 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference).
4	.1**	Amended and Restated Distribution Reinvestment Plan (included as Exhibit A to prospectus)
4	.2**	Amended and Restated Share Repurchase Plan (included as Exhibit B to prospectus)
5	.1*	Opinion of Venable LLP as to legality of securities
8	.1**	Opinion of Alston & Bird LLP as to tax matters
23	.1*	Consent of Venable LLP (included in Exhibit 5.1)
23	.2**	Consent of Alston & Bird LLP (included in Exhibit 8.1)
23	.3**	Consents of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney (included on the signature page of the registration statement)

*	Previously filed.

**	Filed herewith.